Exhibit 99.1

August 3, 2015

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES SECOND QUARTER 2015 RESULTS

Margins Expand Despite Extreme Wet Weather

Aggregates Pricing Momentum Continues – Pricing Up 6 Percent

Birmingham, Alabama – August 3, 2015 – Vulcan Materials Company (NYSE:VMC), the nation's largest producer of construction aggregates, today announced results for the second quarter ending June 30, 2015.

The Company's second quarter results reflect the continuation of strong margin expansion and improvement in its industry-leading unit profitability in aggregates. Despite extremely wet weather in many of our markets, second quarter revenues increased 13 percent and gross profit increased 34 percent from the prior year, with gross profit and gross profit margins improving in all segments. Same-store aggregates shipments rose 5 percent and same-store freight-adjusted aggregates pricing increased 6 percent from the prior year. Underlying demand recovery and pricing momentum remain strong. Same-store incremental aggregates gross profits equaled 74 percent of incremental freight-adjusted revenues for the quarter – and 72 percent for the trailing twelve months. Although weather impacts in the second quarter and first half may result in full-year volumes below plan, pricing and margin improvements lead the Company to reconfirm its full-year EBITDA guidance. The remainder of this release provides additional detail regarding the Company's second quarter results and full year outlook.

Second Quarter Summary (compared with prior year's second quarter)

●	Total revenues increased $104 million, or 13 percent, to $895 million
●	Gross profit increased $60 million in total, or 34 percent, to $234 million
●	Aggregates freight-adjusted revenues increased $75 million, or 15 percent, to $558 million
o	Shipments increased 9 percent, or 3.8 million tons, to 47.5 million tons
▪	Same-store shipments increased 5 percent, or 2.4 million tons
o	Segment gross profit increased $46 million, or 28 percent, to $207 million
o	Incremental gross profit as a percent of freight-adjusted revenues was 61 percent
▪	On a same-store basis, this metric was 74 percent
o	Average freight-adjusted sales price increased 6 percent
●	Asphalt Mix, Concrete and Calcium segment gross profit improved $14 million, collectively
●	SAG remained in line with expectations and declined as a percentage of total revenues
●	Adjusted EBITDA was $229 million, an increase of $56 million, or 33 percent

August 3, 2015

FOR IMMEDIATE RELEASE

●	Earnings from continuing operations were $0.37 per diluted share versus $0.35 per share in the second quarter of 2014. Included in these results are:
o	$0.24 per diluted share in the current year's quarter for net charges related to debt refinancing in 2015
o	$0.05 and $0.01 for net charges related to restructuring and business development costs in 2015 and 2014 respectively
●	Adjusted for these items, earnings from continuing operations were $0.66 per diluted share in the second quarter of 2015 versus $0.36 per diluted share in the prior year

Tom Hill, President and Chief Executive Officer, said, "The continuing recovery in construction activity across most of our markets was masked by extremely wet weather, particularly in April and May. Despite deferred shipments and operating cost challenges due to these weather conditions, our local teams delivered another quarter of significant margin improvements – a pattern of performance sustained since the gradual recovery in shipments began eight quarters ago. Customer confidence and the overall demand outlook continue to improve, and, as expected, pricing momentum continues to strengthen. Looking forward, we remain well positioned to serve our customers and to achieve strong earnings growth in 2015 and beyond."

Commentary on Quarterly Segment Results

Aggregates Segment

Severe wet weather disrupted shipments across many of the Company's key markets. Same-store shipment growth of 5.4 percent in the quarter fell below both plan and recent trends. A monthly break-down of shipping trends illustrates the weather impacts in the quarter. On a same-store basis, aggregates shipments in April and May (when record rainfall was reported in several of our markets) increased 5 percent and 2 percent, respectively, versus the prior year. In contrast, June same-store aggregates shipments increased 9 percent versus the prior year. Despite weather limiting available construction days in several markets, the second quarter marked the eighth consecutive quarter of growth in trailing twelve month shipments. For the quarter just ended, trailing twelve month shipments grew 9 percent over the prior year period on a same-store basis. Both public and private demand for aggregates continue to recover across most of our markets; however, current consumption levels remain well below historic trends.

Freight-adjusted average sales price for aggregates increased 6.4 percent on a same-store basis, or $0.71 per ton, versus the prior year's second quarter, with most markets realizing accelerating price improvement. Product mix muted the impact of reported price increases in some key markets, including Virginia, where large shipments of lower-priced fines product contributed to an approximately 1 percent decline in quarterly average selling price over the prior year. In most markets, announced price increases have been well accepted. Customer service levels remain high, and as noted below, the Company continues to invest to meeting rising customer requirements for product quantities and quality. Given these and other indicators, we expect overall aggregates pricing to continue to rise throughout the year, with a higher rate of increase in the second half.

August 3, 2015

FOR IMMEDIATE RELEASE

Overall, aggregates operating costs approximated the prior year's second quarter. During the second quarter, several markets experienced higher than expected costs pertaining to repair and maintenance activities and overtime labor, with weather conditions also negatively impacting production efficiencies. Despite lower than planned shipments in the current quarter, the company moved ahead with stripping and other expenditures geared toward meeting rising customer demand. Diesel related cost-savings mostly offset these higher costs in the quarter. Compared to last year's second quarter, cost of revenues for the Aggregates segment benefitted by approximately $9 million from lower fuel expenditures. The Company remains focused, with a multi-quarter view, on balancing the several factors impacting production quality, service quality and cost. Over the trailing twelve months, and excluding the impact of diesel price movements and newly acquired operations, aggregates unit cost of sales have declined by approximately 1 percent.

During the second quarter, the Company's same-store unit margins continued to expand faster than unit pricing. Gross profit per ton increased $0.76, or 21 percent, from the prior year. On a trailing twelve month basis, same-store unit gross profit has increased 23 percent, while unit cash gross profit has increased 12 percent to $5.04 per ton – a new twelve-month high despite cyclically low volumes. These results reflect the Company's continued commitment to high customer service levels as well as plant-level cost controls and operating disciplines.

For the quarter, aggregates same-store freight-adjusted revenues increased $59 million, while same-store gross profit for the segment increased $44 million, a flow-through rate of 74 percent. Because quarterly results can be volatile due to seasonality and other factors, the Company encourages investors to also consider longer-term trends. On a trailing-twelve-month basis, this flow-through rate has consistently exceeded the Company's stated goal of 60 percent since volumes began to recover in the second half of 2013.

Asphalt, Concrete and Calcium Segments

In the second quarter, Asphalt segment gross profit was $21 million versus $9 million in the prior year. This year-over-year improvement resulted from higher volumes, effective management of materials margins, and earnings from acquisitions completed since the first half of last year. Same-store asphalt volumes increased 8 percent.

Concrete segment gross profit was $5 million versus $3 million in the prior year's second quarter. Last year's second quarter results included the Company's California concrete business that was divested via an asset swap in January 2015. On a same-store basis, sales volumes decreased 5 percent versus the prior year due to unusually wet weather in Virginia and Texas. Pricing and unit profitability improved while same-store gross profit was flat with the prior year due to the negative volume impact of wet weather.

The Company's Calcium segment reported gross profit of $1.1 million, an improvement over the prior year.

August 3, 2015

FOR IMMEDIATE RELEASE

In total, the year-to-date gross profit contribution of these three segments has exceeded plan. Margin improvements resulting from both core operating disciplines and changes to our asset portfolio have offset lower than anticipated volumes in certain markets.

Selling, Administrative and General (SAG) and Other Cost Items

Overall SAG expenses remain in line with expectations and largely flat with the prior year. In the second quarter, legal and outside services expenses, primarily associated with business development activities, were higher than the prior year. Although the company continues to invest in sales-related staff and support, overall headcount-related costs were lower year-over-year. As a percentage of total revenues, SAG was approximately 80 basis points lower than the prior year. The Company intends to further leverage SAG expenses to revenues as volumes recover.

The Company expects that full-year pension and post retirement-related costs, a portion of which flow through SAG, will be approximately $10 million higher than the prior year due primarily to changes in the assumptions used to value future obligations.

Other operating expense, generally consisting of various cost items not included in cost of revenues, was $10 million versus $5 million in the second quarter of 2014. The year-over-year increase resulted from a land parcel in California where the lease was not renewed. As a result, the associated reclamation obligation was expensed in the second quarter. Over the past three years, other operating expenses, exclusive of significant items disclosed individually, have averaged approximately $3 million each quarter.

Capital Allocation

During March and April, the Company completed major components of the refinancing plan announced during its February 25, 2015 Investor Day. Refinancing expenses, including the acceleration of previously deferred financing costs, were $67 million in total, of which $45 million, or $0.24 per diluted share, was incurred in the second quarter and was reported as part of interest expense. The remainder ($22 million, or $0.12 per diluted share) was reported as part of interest expense in the first quarter.

In June, the Company closed on a new $750 million unsecured credit facility. As previously noted, the Company intends to use this credit facility to refinance the $150 million note due December 2015.

In total, the operations acquired by the Company since the first half of 2014 contributed $11 million of EBITDA in the second quarter. These results were slightly below management expectations, reflecting the impact of weather and marginally higher costs associated with increasing production capacity and efficiency at certain operations.

The Company continues to pursue attractive bolt-on acquisitions. In the second quarter, the Company completed the acquisition of three aggregates facilities and seven ready-mixed concrete operations in Arizona and New Mexico for approximately $21 million.

August 3, 2015

FOR IMMEDIATE RELEASE

Outlook

Regarding the Company's outlook for 2015, Mr. Hill stated, "Severe weather in the first half of the year, particularly in the second quarter, masked improving fundamentals in construction activity. Underlying demand remains strong and we are encouraged by the accelerating momentum in aggregates pricing throughout our markets. As a result, we are reaffirming our expectation for Adjusted EBITDA of $775 to $825 million, driven by strong growth in aggregates gross profit per ton, earnings improvement in our non-aggregates businesses and continuing leverage of our SAG expenses. Through the first half of 2015, same-store aggregates volumes are up 7 percent and total aggregates pricing is up 5 percent. We expect a higher rate of pricing growth in the second half. With respect to second half shipments, a key factor will be the ability of our customers to recover weather-delayed volume from the first half, which can be a challenge in a growing market where scheduled work is compressed into a shorter time period.

"Our performance in the first half of this year directly reflects the great efforts of our people at all levels of the organization and the geographic diversification of our operational footprint. Revenue growth is translating into expanding margins and higher unit profitability – and we intend to keep pushing for additional improvement. We believe executing our sales and operating plans will achieve significant future earnings growth while delivering quality products and services to our customers safely and efficiently. We remain focused on the execution of those plans."

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on August 4, 2015. A webcast will be available via the Company's website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 877-840-5321 approximately 10 minutes before the scheduled start. International participants can dial 678-509-8772. The conference ID is 87603419. The conference call will be recorded and available for replay at the Company's website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements. Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

August 3, 2015

FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan's effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan's ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan's businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to successfully implement our new divisional structure and changes in our management team; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement. Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)
	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2015	2014	2015	2014

Total revenues	$895,143	$791,143	$1,526,436	$1,365,563
Cost of revenues	660,694	616,355	1,214,122	1,156,682
Gross profit	234,449	174,788	312,314	208,881
Selling, administrative and general expenses	69,197	67,615	135,960	133,733
Gain on sale of property, plant & equipment and businesses, net	249	1,162	6,624	237,526
Restructuring charges	(1,280)	0	(4,098)	0
Other operating expense, net	(10,445)	(5,089)	(14,346)	(14,758)
Operating earnings	153,776	103,246	164,534	297,916
Other nonoperating income (expense), net	(439)	1,798	542	4,622
Interest expense, net	83,651	40,551	146,132	160,639
Earnings from continuing operations before income taxes	69,686	64,493	18,944	141,899
Provision for income taxes	19,867	17,982	5,791	40,882
Earnings from continuing operations	49,819	46,511	13,153	101,017
Loss on discontinued operations, net of taxes	(1,657)	(544)	(4,669)	(1,054)
Net earnings	$48,162	$45,967	$8,484	$99,963

Basic earnings (loss) per share
Continuing operations	$0.37	$0.35	$0.10	$0.77
Discontinued operations	$(0.01)	$0.00	$(0.04)	$(0.01)
Net earnings	$0.36	$0.35	$0.06	$0.76

Diluted earnings (loss) per share
Continuing operations	$0.37	$0.35	$0.10	$0.76
Discontinued operations	$(0.01)	$0.00	$(0.04)	$(0.01)
Net earnings	$0.36	$0.35	$0.06	$0.75

Weighted-average common shares outstanding
Basic	133,103	131,149	132,882	130,980
Assuming dilution	135,234	132,876	134,689	132,468
Cash dividends per share of common stock	$0.10	$0.05	$0.20	$0.10
Depreciation, depletion, accretion and amortization	$68,384	$68,323	$135,108	$137,702
Effective tax rate from continuing operations	28.5%	27.9%	30.6%	28.8%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)
Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2015	2014	2014

Cash and cash equivalents	$74,736	$141,273	$227,684
Restricted cash	0	0	62,087
Accounts and notes receivable
Accounts and notes receivable, gross	495,781	378,947	439,938
Less: Allowance for doubtful accounts	(5,370)	(5,105)	(5,606)
Accounts and notes receivable, net	490,411	373,842	434,332
Inventories
Finished products	292,932	275,172	260,111
Raw materials	21,610	19,741	20,458
Products in process	1,461	1,250	1,104
Operating supplies and other	25,825	25,641	28,041
Inventories	341,828	321,804	309,714
Current deferred income taxes	39,562	39,726	40,858
Prepaid expenses	75,663	28,640	27,309
Assets held for sale	0	15,184	0
Total current assets	1,022,200	920,469	1,101,984
Investments and long-term receivables	41,603	41,650	42,128
Property, plant & equipment
Property, plant & equipment, cost	6,752,916	6,608,842	6,396,658
Reserve for depreciation, depletion & amortization	(3,637,392)	(3,537,212)	(3,494,896)
Property, plant & equipment, net	3,115,524	3,071,630	2,901,762
Goodwill	3,094,824	3,094,824	3,081,521
Other intangible assets, net	767,995	758,243	633,442
Other noncurrent assets	153,737	154,281	150,001
Total assets	$8,195,883	$8,041,097	$7,910,838
Liabilities
Current maturities of long-term debt	14,124	150,137	158
Short-term debt	138,500	0	0
Trade payables and accruals	190,904	145,148	178,239
Other current liabilities	163,112	156,073	171,008
Liabilities of assets held for sale	0	520	0
Total current liabilities	506,640	451,878	349,405
Long-term debt	1,893,737	1,834,642	1,983,319
Noncurrent deferred income taxes	686,171	691,137	704,544
Deferred revenue	211,429	213,968	217,589
Other noncurrent liabilities	670,949	672,773	569,794
Total liabilities	$3,968,926	$3,864,398	$3,824,651
Equity
Common stock, $1 par value	132,984	131,907	130,910
Capital in excess of par value	2,791,232	2,734,661	2,665,793
Retained earnings	1,453,752	1,471,845	1,382,711
Accumulated other comprehensive loss	(151,011)	(161,714)	(93,227)
Total equity	$4,226,957	$4,176,699	$4,086,187
Total liabilities and equity	$8,195,883	$8,041,097	$7,910,838

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2015	2014

Operating Activities
Net earnings	$8,484	$99,963
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	135,108	137,702
Net gain on sale of property, plant & equipment and businesses	(6,624)	(237,526)
Contributions to pension plans	(2,822)	(2,791)
Share-based compensation	9,679	11,928
Excess tax benefits from share-based compensation	(11,457)	(3,242)
Deferred tax provision (benefit)	(11,656)	24
Cost of debt purchase	67,075	72,949
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(109,790)	(59,893)
Other, net	(13,360)	3,786
Net cash provided by operating activities	$64,637	$22,900

Investing Activities
Purchases of property, plant & equipment	(148,721)	(116,312)
Proceeds from sale of property, plant & equipment	3,419	20,454
Proceeds from sale of businesses, net of transaction costs	0	719,089
Payment for businesses acquired, net of acquired cash	(21,387)	(207)
Increase in restricted cash	0	(62,087)
Other, net	(334)	0
Net cash provided by (used for) investing activities	$(167,023)	$560,937

Financing Activities
Proceeds from line of credit	284,000	0
Payment of current maturities, long-term debt and line of credit	(676,445)	(579,694)
Proceeds from issuance of long-term debt	400,000	0
Debt and line of credit issuance costs	(7,382)	0
Proceeds from issuance of common stock	0	27,539
Dividends paid	(26,549)	(13,074)
Proceeds from exercise of stock options	50,769	12,095
Excess tax benefits from share-based compensation	11,457	3,242
Other, net	(1)	1
Net cash provided by (used for) financing activities	$35,849	$(549,891)
Net increase (decrease) in cash and cash equivalents	(66,537)	33,946
Cash and cash equivalents at beginning of year	141,273	193,738
Cash and cash equivalents at end of period	$74,736	$227,684

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Total Revenues
Aggregates [1]	$733,379	$628,870	$1,236,888	$1,057,591
Asphalt Mix [2]	128,998	109,349	232,069	193,563
Concrete [2,3]	78,598	93,834	138,387	189,843
Calcium [4]	2,396	2,174	4,251	20,307
Segment sales	$943,371	$834,227	$1,611,595	$1,461,304
Aggregates intersegment sales	(48,228)	(43,084)	(85,159)	(86,516)
Cement intersegment sales	0	0	0	(9,225)
Total revenues	$895,143	$791,143	$1,526,436	$1,365,563

Gross Profit
Aggregates	$207,285	$161,706	$274,950	$200,184
Asphalt Mix [2]	21,135	9,027	29,953	13,738
Concrete [2,3]	4,892	3,223	5,702	(6,003)
Calcium [4]	1,137	832	1,709	962
Total	$234,449	$174,788	$312,314	$208,881

Depreciation, Depletion, Accretion and Amortization
Aggregates	$57,003	$56,347	$112,519	$110,970
Asphalt Mix [2]	4,098	2,421	8,007	4,820
Concrete [2,3]	2,774	4,759	5,502	10,796
Calcium [4]	164	155	326	1,213
Other	4,345	4,641	8,754	9,903
Total	$68,384	$68,323	$135,108	$137,702

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [5]	$558,382	$483,620	$938,262	$807,502
Aggregates - tons [6]	47,452	43,648	80,955	73,276
Freight-adjusted sales price [7]	$11.77	$11.08	$11.59	$11.02

Other Products
Asphalt Mix - tons	2,480	1,857	4,248	3,299
Asphalt Mix - sales price	$54.20	$53.52	$53.76	$53.32

Ready-mixed concrete - cubic yards	743	949	1,316	1,907
Ready-mixed concrete - sales price	$105.79	$98.82	$105.12	$97.10

Calcium - tons	90	84	158	154
Calcium - sales price	$27.07	$25.55	$26.87	$26.23

[1]	Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and other revenues related to services.
[2]	In January 2015, we exchanged our California ready-mixed concrete operations for 13 asphalt mix plants, primarily in Arizona.
[3]	Includes ready-mixed concrete. In March 2014, we sold our concrete business in the Florida area which in addition to ready-mixed concrete, included concrete block, precast concrete, as well as building materials purchased for resale. See Appendix 5 for adjusted segment data.
[4]	Includes cement and calcium products. In March 2014, we sold our cement business. See Appendix 5 for adjusted segment data.
[5]	Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.
[6]	Includes tons marketed and sold on behalf of a third-party pursuant to volumetric production payment (VPP) agreements and tons shipped to our down-stream operations (i.e., asphalt mix and ready-mixed concrete).
[7]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(in thousands)
	Six Months Ended
	June 30
	2015	2014

Cash Payments
Interest (exclusive of amount capitalized)	$134,215	$162,110
Income taxes	31,755	13,867

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	13,651	12,482
Amounts referable to business acquisitions
Liabilities assumed	2,426	755
Fair value of noncash assets and liabilities exchanged	20,000	0
Fair value of equity consideration	0	1,094

2. Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Gross profit	$234,449	$174,788	$312,314	$208,881
Total revenues	$895,143	$791,143	$1,526,436	$1,365,563
Gross profit margin	26.2%	22.1%	20.5%	15.3%

Gross Profit Margin Excluding Freight and Delivery Revenues

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Gross profit	$234,449	$174,788	$312,314	$208,881
Total revenues	$895,143	$791,143	$1,526,436	$1,365,563
Freight and delivery revenues [1]	136,527	126,807	242,899	215,747
Total revenues excluding freight and delivery revenues	$758,616	$664,336	$1,283,537	$1,149,816
Gross profit margin excluding freight and delivery revenues	30.9%	26.3%	24.3%	18.2%

1 Includes freight to remote distributions sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is more meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliation of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Aggregates segment
Gross profit	$207,285	$161,706	$274,950	$200,184
Segment sales	$733,379	$628,870	$1,236,888	$1,057,591
Gross profit margin	28.3%	25.7%	22.2%	18.9%
Incremental gross profit margin	43.6%		41.7%

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

(dollars in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Aggregates segment
Gross profit	$207,285	$161,706	$274,950	$200,184
Segment sales	$733,379	$628,870	$1,236,888	$1,057,591
Excluding:
Freight, delivery and transportation revenues [1]	$170,516	$139,206	$287,914	$239,749
Other revenues	4,481	6,044	10,712	10,340
Freight-adjusted revenues	$558,382	$483,620	$938,262	$807,502

Gross profit as a percentage of freight-adjusted revenues	37.1%	33.4%	29.3%	24.8%
Incremental gross profit as a percentage of freight-adjusted revenues	61.0%		57.2%

[1]	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "free cash flow," "Aggregates segment cash gross profit" and "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA). Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP. Likewise, Aggregates segment cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt and to assess the operating performance of a company's businesses. We use free cash flow, Aggregates segment cash gross profit, EBITDA and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

(in thousands)
	Six Months Ended
	June 30
	2015	2014

Net cash provided by operating activities	$64,637	$22,900
Purchases of property, plant & equipment	(148,721)	(116,312)
Free cash flow	$(84,084)	$(93,412)

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

(in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014
Aggregates segment
Gross profit	$207,285	$161,706	$274,950	$200,184
DDA&A	57,003	56,347	112,519	110,970
Aggregates segment cash gross profit	$264,288	$218,053	$387,469	$311,154

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations. We adjust EBITDA for certain items to provide a more consistent comparison from period to period.

(in thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2015	2014	2015	2014

Reconciliation of Net Earnings to EBITDA

Net earnings	$48,162	$45,967	$8,484	$99,963
Provision for income taxes	19,867	17,982	5,791	40,882
Interest expense, net	83,651	40,551	146,132	160,639
Loss on discontinued operations, net of taxes	1,657	544	4,669	1,054
EBIT	$153,337	$105,044	$165,076	$302,538
Depreciation, depletion, accretion and amortization	68,384	68,323	135,108	137,702
EBITDA	$221,721	$173,367	$300,184	$440,240

Adjusted EBITDA and Adjusted EBIT

EBITDA	$221,721	$173,367	$300,184	$440,240
Gain on sale of real estate and businesses	0	(1,087)	(5,886)	(237,107)
Charges associated with acquisitions and divestitures	2,608	1,832	5,037	10,939
Asset impairment	5,190	0	5,190	0
Amortization of deferred revenue	(1,558)	(1,357)	(2,539)	(2,341)
Restructuring charges	1,280	0	4,098	0
Adjusted EBITDA	$229,241	$172,755	$306,084	$211,731
Depreciation, depletion, accretion and amortization	(68,384)	(68,323)	(135,108)	(137,702)
Amortization of deferred revenue	1,558	1,357	2,539	2,341
Adjusted EBIT	$162,415	$105,789	$173,515	$76,370

Appendix 5

Adjusted Concrete and Calcium Segment Financial Data

Comparative financial data after adjusting for both the January 2015 exchange of our California concrete business and the March 2014 sale of our concrete and cement businesses in the Florida area is presented below:

(in thousands)

	2015		2014
	YTD [1]	Q1	Q1	Q2	Q3	Q4
Concrete Segment
Segment sales
As reported	$138,387	$59,789	$96,009	$93,834	$98,949	$87,014
Adjusted	133,273	54,675	48,186	74,360	79,697	70,316

Total revenues
As reported	$138,387	$59,789	$96,009	$93,834	$98,949	$87,014
Adjusted	133,273	54,675	48,186	74,360	79,697	70,316

Gross profit
As reported	$5,702	$810	$(9,226)	$3,221	$5,486	$2,753
Adjusted	6,494	1,602	(4,370)	4,921	7,161	4,245

Depreciation, depletion, accretion and amortization
As reported	$5,502	$2,728	$6,037	$4,686	$4,955	$4,214
Adjusted	5,402	2,628	3,930	3,905	4,239	3,577

Shipments - cubic yards
As reported	1,316	573	958	949	978	847
Adjusted	1,260	517	483	733	765	668

Calcium Segment
Segment sales
As reported	$4,251	$1,855	$18,133	$2,174	$2,273	$2,451
Adjusted	4,251	1,855	2,137	2,174	2,273	2,451

Total revenues
As reported	$4,251	$1,855	$8,908	$2,174	$2,273	$2,451
Adjusted	4,251	1,855	2,165	2,174	2,273	2,451

Gross profit
As reported	$1,709	$572	$130	$949	$989	$1,131
Adjusted	1,709	572	424	949	989	1,131

Depreciation, depletion, accretion and amortization
As reported	$326	$162	$1,058	$191	$157	$148
Adjusted	326	162	97	191	157	148

1 Year-to-date 2015 amounts include adjustments for Q1 2015 transactions. There were no adjustments for Q2 2015.